Rule 424(b)(3)
                                                                      333-100068


The  following is a  supplement  to your  Allstate  Advisor  Variable  Annuities
(Advisor,   Advisor  Preferred)  prospectus.   Please  review  and  retain  this
supplement with your current prospectus. If you have any questions, call 1-800-203-0068.


                         Allstate Life Insurance Company
                 Allstate Financial Advisors Separate Account I
                        Supplement, dated August 8, 2005
                                     to the
                       Prospectus dated April 30, 2005 for
                     The Allstate Advisor Variable Annuities
                          (Advisor, Advisor Preferred)


This supplement amends the above-referenced prospectus for the Allstate Advisor and the Allstate Advisor Preferred variable annuity contracts (the "Contracts"), offered by Allstate Life Insurance Company. Please keep this supplement for future reference together with your prospectus. All capitalized terms have the same meaning as those included in the prospectus.

The supplement describes changes to (1) names, (2) management fees and total portfolio annual expenses, (3) fee waivers and expense reimbursements and (4) investments goals for certain Portfolios in which the Variable Sub-Accounts available under your Contracts invest. For more complete information about these changes, please refer to the accompanying supplement, dated August 1, 2005 to the prospectus dated May 1, 2005, for these Portfolios.


Your prospectus is amended as follows:


Effective August 1, 2005, the STI Classic Growth and Income Fund was renamed the STI Classic Large Cap Relative Value Fund. Accordingly, all references in the prospectus to the STI Classic Growth and Income Fund should be changed to the STI Classic Large Cap Relative Value Fund. We have made a corresponding change to the name of the Variable Sub-Account that invests in this Portfolio.


Effective August 1, 2005, the STI Classic Value Income Stock Fund was renamed the STI Classic Large Cap Value Equity Fund. Accordingly, all references in the prospectus to the STI Classic Value Income Stock Fund should be changed to the STI Classic Large Cap Value Equity Fund. We have made a corresponding change to the name of the Variable Sub-Account that invests in this Portfolio.

Page 13: Replace the following Portfolios listed under the subheading "Portfolio Annual Expenses - Full Table (1) " under the heading "Expense Table" with the following:


----------------------------------------------------- --------------- ------------ -------------- -----------
PORTFOLIO                                             Management      Rule 12b-1   Other          Total
                                                      Fees            Fees         Expenses       Annual
                                                                                                  Portfolio
                                                                                                  Expenses
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic Capital Appreciation Fund (2)             0.97%           N/A          0.28%          1.25%
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic Large Cap Relative Value Fund (2)(16)     0.85%           N/A          0.63%          1.48%
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic International Equity (2)                  1.15%           N/A          2.64%          3.79%
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic Investment Grade Bond (2)                 0.50%           N/A          0.45%          0.95%
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic Mid-Cap Equity Bond (2)                   1.00%           N/A          0.50%          1.50%
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic Small Cap Value Equity Fund (2)           1.15%           N/A          0.42%          1.57%
----------------------------------------------------- --------------- ------------ -------------- -----------
----------------------------------------------------- --------------- ------------ -------------- -----------
STI Classic Large Cap Value Equity Fund (2)(17)       0.80%           N/A          0.31%          1.11%
----------------------------------------------------- --------------- ------------ -------------- -----------


Page 14: Replace footnote (2) listed under the subheading "Portfolio Annual
Expenses - Full Table (1) " under the heading "Expense Table" with the following footnote (2):

(2) Expense information has been adjusted to reflect current management fees in effect as of August 1, 2005. Effective August 1, 2005, the Investment Adviser has contractually agreed to waive fees and reimburse Portfolio expenses until at least August 1, 2006 in order to keep total annual operating expenses from exceeding an applicable expense limit (expense cap) as shown in the "Fee Waivers and Expense Reimbursements" and "Net Expenses (expense cap)" columns below. If at any point before August 1, 2008, total annual operating expenses are less than the expense cap shown below, the Adviser may retain the difference to recapture any of the prior waivers or reimbursements.


----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
PORTFOLIO                     Management      Rule    Other        Total Annual    Fee Waivers      Net Expenses
                              Fees            12b-1   Expenses     Portfolio       and Expense      (expense cap)
                                              Fees                 Expenses        Reimbursements
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic Capital           0.97%           N/A     0.28%        1.25%           (0.13)%          1.12%
Appreciation Fund
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic Large Cap         0.85%           N/A     0.63%        1.48%           (0.48%)          1.00%
Relative Value Fund
(formerly STI Classic
Growth and Income Fund)
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic International     1.15%           N/A     2.64%        3.79%           (2.49)%          1.30%
Equity
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic Investment        0.50%           N/A     0.45%        0.95%           (0.30%)          0.65%
Grade Bond
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic Mid-Cap Equity    1.00%           N/A     0.50%        1.50%           (0.35%)          1.15%
Bond
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic Small Cap Value   1.15            N/A     0.42%        1.57%           (0.37%)          1.20%
Equity Fund
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------
STI Classic Large Cap Value   0.80%           N/A     0.31%        1.11%           (0.16%)          0.95%
Equity Fund
(formerly STI Classic Value
Income Stock Fund)
----------------------------- --------------- ------- ------------ --------------- ---------------- ---------------

Page 16: Add the following footnotes to the footnotes listed under the subheading "Portfolio Annual Expenses - Full Table (1) " under the heading "Expense Table"


(16) Effective August 1, 2005, the STI Classic Growth and Income Fund changed its name to the STI Classic Large Cap Relative Value Fund.

(17) Effective August 1, 2005, the STI Classic Value Income Stock Fund changed its name to the STI Classic Large Cap Value Equity Fund.


Page 34: Effective October 1, 2005, replace the investment goals listed for the STI Classic Large Cap Value Equity Fund (formerly the STI Classic Value Income Stock Fund) under the heading "Investment Alternatives: The Variable Sub-Accounts" with the following:


Capital appreciation with the secondary goal of current income.